Exhibit 10.12

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is dated the 27th day of September, 2004, by and between Evergreen Resources, Inc. ("Seller") and Heartland Oil and Gas Corp. ("Buyer").

RECITALS:

A. Seller desires to sell, assign and convey to Buyer, and to cause its Affiliate, Evergreen Operating Corporation, to sell, assign and convey to Buyer, and Buyer desires to purchase and assume certain oil and gas leases, wells and related properties and assets.

B. The parties have reached agreement regarding such sale and purchase.

ARTICLE 1- DEFINITIONS

Definitions: In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles. (All defined terms include both the singular and the plural. All references to Articles refer to Articles in this Agreement, and all Exhibits refer to Exhibits attached to and made a part of this Agreement.)

"Affiliate" means and includes any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified.

"Agreement" means this agreement.

"Arbitrable Dispute" shall have the meaning attributed in Section 4.7, below.

"Assignment and Bill of Sale" means a document in the form of Exhibit F attached hereto.

"Business Day" means a Day (as hereinafter defined) excluding Saturdays, Sundays and U.S. legal holidays.

"Buyer" means Heartland Oil and Gas Corp., a Nevada corporation.

"Casualty Loss" means any loss, damage or reduction in value resulting from catastrophic occurrences, acts of God and any other losses which are not the result of (i) normal wear and tear, (ii) natural reservoir changes or (iii) changes in commodity pricing, operating expenses or the financial condition of a party.

"Claim" or "Claims" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation) which are brought by or owed to a Third Party (as hereinafter defined).

"Claimant" shall have the meaning attributed in Section 4.7, below.

"Claim Notice" has the meaning attributed to it in Section 7.6, below.

"Close" or "Closing" means the consummation of the transfer of title to the Properties (as hereinafter defined) to Buyer, including execution and delivery of all documents provided herein.

"Closing Date" means September 27, 2004, or such other date as may be mutually agreed upon by the parties.

"Confidentiality Agreements" shall have the meaning attributed in Section 13.4, below.

"Day" means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

"Defect Notice" shall have the meaning attributed in Section 4.5, below.

"Defect Notification Date" shall have the meaning attributed in Section 4.4, below.

"Defects" shall have the meaning attributed in Section 4.4(a), below.

"Defect Value" shall have the meaning attributed in Section 4.5, below.

"Deposit" shall have the meaning attributed in Section 3.1(a), below.

"Easements" means all easements and rights-of-way owned by Seller appurtenant to or used in connection with the Leases, Wells and Gathering System, including, without limitation, those described on Exhibit D hereto.

"Effective Time" means September 27, 2004, at 7:00 a.m., local time where the Properties are located.

"Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, or restriction on transfer, other than a Permitted Encumbrance.

"Environmental Claims" means all Claims for pollution or environmental damages of any kind, including without limitation, those relating to: (a) remediation and/or clean-up thereof, (b) damage to and/or loss of any property or resource, and/or (c) injury or death of any person(s) whomsoever; including without limitation, Claims relating to breach and/or violation of Environmental Laws, common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by statute, rule, regulation or otherwise, Claims relating to asbestos or other potentially hazardous substances, all costs associated with remediation and clean up, and fines and penalties associated with any of the foregoing.

"Environmental Defect" shall have the meaning attributed in Section 4.4(b), below.

"Environmental Laws" means all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction that relate to (a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

"Final Settlement Date" shall have the meaning attributed in Section 5.5, below.

"Final Accounting Settlement" shall have the meaning attributed in Section 5.5, below.

"Gathering System" means all gathering systems and related facilities owned and used by Seller in connection with the Wells and Leases, as further described on Exhibit C hereto.

"JAG" shall have the meaning attributed in Section 4.7, below.

"Laws" means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction and which are effective as of the date of Closing.

"Leases" means all of the oil and gas leases, leaseholds, subleases, licenses, concessions and other agreements (written or oral), listed or described on Exhibit A hereto, including all amendments, extensions, renewals, guaranties and other documents with respect thereto and the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder.

"Marketable Title" means, as to the Properties, complete and exclusive ownership by Seller or Evergreen Operating Corporation that, subject to and except for the Permitted Encumbrances:

a. In the case of Leases:

i. entitles Seller (or Evergreen Operating Corporation) to receive throughout the duration of the productive life of any Lease (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of oil and gas created by, through or under Seller or Evergreen Operating Corporation prior to the Effective Time), not less than the "net revenue interest" share shown in the applicable assignments under which Seller or Evergreen Operating Corporation acquired title to such Lease; and

ii. entitles Seller (or Evergreen Operating Corporation) to a 100% working interest in each of the Leases, unless otherwise shown on Exhibit A.

b. In the case of Wells, entitles Seller (or Evergreen Operating Corporation) to receive throughout the duration of the productive life of the Well, not less than the net revenue interest shown for such Well on Exhibit B hereto, and obligates Seller (or Evergreen Operating Corporatoin) to pay a working interest share of expenses for such Well not more than the working interest shown for such Well on Exhibit B; and

c. is deducible of record and free and clear of Encumbrances other than such Encumbrances that would be acceptable to a reasonable and prudent person in the oil and gas industry in the State of Kansas.

"Material Adverse Effect" shall have the meaning attributed in Section 8.3, below.

"NORM" means naturally occurring radioactive materials.

"Permitted Encumbrances" means:

(a) rights reserved to or vested in any governmental entity or tribal authority having appropriate jurisdiction to control or regulate the use or occupancy of the Properties and the activities conducted thereon in any manner whatsoever, and all Laws of any such governmental entity or tribal authority which are not violated by the current use or occupancy of the Properties or the operation of Seller's business as currently conducted thereon;

(b) all rights to consent by, required notices to, filings with, or other actions by governmental entities or tribal authorities in connection with the sale or conveyance of the Properties, if the same are ministerial in nature and customarily obtained subsequent to the transfer of title;

(c) mechanics liens and similar liens for labor, materials or supplies provided with respect to the Properties incurred in the ordinary course of business for amounts which are not due and payable as of the Closing Date and which would not, individually or in the aggregate, have a material adverse effect on Seller's business as currently conducted thereon;

(d) easements, rights-of-way, servitudes, surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not or would not, individually or in the aggregate, impair the use of the Properties or the operation of Seller's business as currently conducted thereon;

(e) the terms and conditions of the leases, agreements and instruments identified in Exhibit F; excluding, however, any restriction on assignment, or preferential purchase rights contained therein;

(f) liens for real estate taxes or assessments and other governmental levies, fees or charges imposed with respect to the Properties which are not due and payable as of the Closing Date;

(g) overriding royalties of record as of the Effective Time burdening any of the Leases, but only to the extent such overriding royalties do not reduce the net revenue interest of Seller in the Wells below that set forth on Exhibit B; and,

(h) any other defects which do not, individually or in the aggregate, materially detract from the ownership and operation of the Properties in the manner owned and operated by Seller on the date hereof.

"Purchase Price" has the meaning attributed to it in Article 3, below.

"Properties" means, and only means, all of Seller's (and Evergreen Operating Corporation's) title in the following properties (real, personal or mixed) and rights (contractual or otherwise) unless expressly reserved or excluded herein:

(a) the Leases,

(b) the Wells,

(c) the Gathering System,

(d) the Easements,

(e) all other equipment, facilities and personal property located on the property that is subject to the Leases, or used in connection with or appurtenant to the Leases, Wells, Gathering System or Easements, including without limitation assignment of the vehicle leases, the inventory of tubular goods, packers and similar equipment set forth on Exhibit E hereto, excluding, however, computers, computer software and communication equipment, and including the two water trucks owned by Evergreen Well Services, Inc., as listed on Exhibit L,

(f) the contracts and agreements pertaining to or affecting the Leases, Wells, Gathering System or Easements set forth on Exhibit G hereto,

(h) the Records, and

(i) all other rights, titles, properties, assets, and interests of Seller or Evergreen Operating Corporation which are located in the eastern half of the State of Kansas, in Richardson County, Nebraska, and in Cass County, Missouri.

The Properties expressly excludes all assets and properties of Evergreen Well Service, Inc., other than the water trucks listed on Exhibit L. With respect to those water trucks, Seller shall cause Evergreen Well Services, Inc., to convey those water trucks to Buyer at Closing.

"Records" means all records, lease files, title information, title opinions, title certificates or memos, title curative information, well files, division orders, technical data, analyses and evaluations, and other information in Seller's possession pertaining to the Properties or any of them, excluding, however, any seismic data that may not be divulged to third parties due to licensing arrangements or proprietary restrictions.

"Respondent" shall have the meaning attributed in Section 4.7, below.

"SEC" shall have the meaning attributed in Section 11.1(h), below.

"Seller" means Evergreen Resources, Inc., a Colorado corporation.

"Seller's Knowledge" means the actual knowledge of Seller's officers or of the supervisory personnel directly responsible for the Leases, Wells, Gathering System, Records or any other component of the Properties, without any duty of independent inquiry.

"Seller's Response" shall have the meaning attributed in Section 4.5, below.

"Tax" or "Taxes" means any state or local severance, conservation, ad valorem, property or other similar tax, including any interest, penalty, or addition thereto, whether disputed or not. which has been or which could be assessed against, or give rise to an Encumbrance upon, the Properties or any of them and pertaining, in whole or in part, to the period of time prior to the Effective Time.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party" means any person or entity, governmental or otherwise, other than Seller and Buyer, and their respective Affiliates.

"Title Defects" shall have the meaning attributed in Section 4.4(c), below.

"Title Defect Threshold Amount" shall have the meaning attributed in Section 4.5, below.

"Transaction Documents" means the Assignments and Bills of Sale.

"Wells" means all drilled and/or producing wells, injection wells, and strat wells located on the property that is subject to the Leases that were drilled by Seller, including those described on Exhibit B, but excluding any wells located on the property that is subject to the Leases that were not drilled by, and are not owned by, Seller.

ARTICLE 2 - TRANSFER OF THE PROPERTIES

2.1 Sale and Purchase. On the Closing Date, effective as of the Effective Time and upon the terms and conditions herein set forth, Seller agrees to sell and assign, or to cause to be sold and assigned, the Properties to Buyer and Buyer agrees to buy and accept the Properties.

ARTICLE 3 - PURCHASE PRICE

3.1 Purchase Price. The total purchase price, subject to adjustments as set forth herein, paid to Seller by Buyer for the Properties shall be U.S. $22,000,000 ("Purchase Price"). The Purchase Price shall be subject to the adjustments set forth in Article 5, below. The Purchase Price shall be payable as follows:

a. Buyer has remitted an earnest money deposit ("Deposit") to Seller in the amount of $2,000,000. At Closing, that Deposit, without interest, shall be applied to the Purchase Price; and,

b. The balance of the Purchase Price shall be paid at Closing in immediately available funds.

c. Should Closing fail to occur for any reason other than Buyer's default under this Agreement (which default includes Buyer's failure to Close if all conditions to Buyer's obligation to Close have either been satisfied or waived), then the Deposit, without interest, shall be returned to Buyer within 10 Days of the date of termination of this Agreement, and in any event no later than October 6, 2004.

d. Should Closing fail to occur as a result of Buyer's default hereunder, then Seller shall be entitled to retain the entire Deposit.

ARTICLE 4 - REVIEWS AND INSPECTIONS; PROCEDURES FOR DEFECTS

4.1 Review of Title Records. Seller shall make available to Buyer, at reasonable hours and during Business Days, all Records in Seller's possession or under its control relating to title to the Properties. Buyer shall be entitled to review said title Records. Seller shall provide copies of any and all such title Records that Buyer reasonably requests.

4.2 Environmental Inspection. Seller shall provide Buyer access to the Properties, for the purpose of inspecting the environmental condition of the same. Buyer shall have the right to conduct tests related to the environmental condition of the Properties so long as the tests do not unreasonably interfere with the operation of the Properties. Seller has provided Buyer with copies of all studies, reports or other records related to the environmental condition of the Properties that are in Seller's possession or under Seller's control. Buyer shall provide Seller with copies of all reports acquired by or prepared by or for Buyer at or prior to Closing that pertain to the environmental condition of the Properties. Buyer's access to the Properties shall be at Buyer's sole risk, cost and expense, and Buyer shall release Seller from and shall fully protect, indemnify and defend Seller, its respective officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with Buyer's exercise of its access rights under this Section 4.2, including without limitation, Claims relating to (a) injury or death of any person or persons whomsoever, (b) damage to or loss of any property or resource, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise. Buyer additionally agrees to comply with the rules, procedures and instructions issued by Seller or Third Party operator of the Properties while upon the Properties.

4.3 Other Access. Seller shall permit Buyer and its representatives after the date of this Agreement and before the Closing Date to have reasonable access during normal business hours, upon reasonable advance notice, to the Properties, employees and consultants of Seller who are knowledgeable with respect to the same. Any review by Buyer and its representatives pursuant to such access shall be for the reasonable and legitimate due diligence requirements of Buyer and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Seller. All activities of Buyer under this 4.3 will be conducted in accordance with all applicable Laws and Buyer's activities under this Section 4.3 shall be at Buyer's sole risk, cost and expense, and Buyer shall release Seller from and shall fully protect, indemnify and defend Seller, its respective officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with Buyer's exercise of its access rights under this Section 4.3, including without limitation, Claims relating to (a) injury or death of any person or persons whomsoever, (b) damage to or loss of any property or resource, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (d) fault imposed by statute, rule, regulation or otherwise.

4.4 Defects. In addition to the foregoing inspections, Buyer shall have a period ending on the 90th Day following Closing ("Defect Notification Date") in which to assert Title Defects or Environmental Defects in accordance with the procedures and definitions hereof:

a. As used in this Article 4, "Defects" includes Title Defects and/or Environmental Defects.

b. "Environmental Defect" means environmental condition(s) on or relating to any Property that, as of the Closing Date, are not in compliance with the then existing Environmental Laws and would required more than $5,000 to cure or remedy.

c. "Title Defect" means any Encumbrance, encroachment or other defect associated with Seller's (or Evergreen Operating Corporation's) title to a Property (excluding Permitted Encumbrances) that would cause Seller (or Evergreen Operating Corporation) not to have Marketable Title.

4.5 Assertion of Defects and Remedies.

a. From time to time, as soon as reasonably practical after Buyer's discovery thereof, but in no event later than 4:00 p.m., Mountain Time on the Defect Notification Date, Buyer shall notify Seller in writing of all Defects, each such notice being a "Defect Notice". Notwithstanding the foregoing, in the case of Title Defects only, Buyer may not deliver a Defect Notice unless and until Buyer's estimate of the aggregate cost to cure or remedy the Title Defects set forth therein exceeds $25,000 in the aggregate (the "Title Defect Threshold Amount"); thereafter, Buyer may deliver Defect Notices relating to one or more Title Defects without regard to the Title Defect Threshold Amount. Each of Buyer's Defect Notices shall include a complete description of each individual Title Defect or Environmental Defect which Buyer claims as a Defect (including any and all supporting documentation) and the costs which Buyer in good faith attributes to curing or remediating the same ("Defect Value"), subject to the limitation of Defect Values for Title Defects as set forth in Section 4.5(b), below. Seller shall provide a written response ("Seller's Response") to Buyer within 10 Business Days after the Defect Notification Date stating, with respect to each Defect asserted in Buyer's Defect Notices, whether or not Seller agrees (a) that the Defect constitutes either a Title Defect or an Environmental Defect under the terms of this Agreement, (b) that Buyer's estimate of the costs to cure or remediate is accurate. Should Seller fail to provide Seller's Response, as to any Defect, within the time set forth above, Seller shall be deemed to have accepted Buyer's assertion of that Defect, and the value thereof.

b. Notwithstanding anything to the contrary:

i the Defect Value for any Lease that is undeveloped (on which no drilling operations have been conducted) shall not exceed $50.00 per acre multiplied by the number of acres in the Lease affected by the Title Defect; and

ii. the Defect Value for any Lease on which drilling activities have been conducted shall not exceed $200.00 per acre multiplied by the number of acres in the Lease affected by the Title Defect.

4.6 Resolution of Defects. If Seller's Response indicates that Seller disagrees either with the assertion of a matter as a Defect, or the Defect Value thereof, the parties shall meet and negotiate in good faith upon a resolution thereof. If the parties cannot agree on such resolution within 15 Days following the date of Seller's Response, then either party may submit the matter to binding arbitration as set forth below.

4.7 Arbitration. Any dispute arising with respect to Defects ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in Denver, Colorado, by three (3) arbitrators, in accordance with the rules and procedures of the Judicial Arbiter Group ("JAG"); and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and any statute or rules, this Article shall control. Arbitration shall be initiated by one party ("Claimant") giving written notice to the other party ("Respondent") and to JAG, that the Claimant elects to refer the Arbitrable Dispute to arbitration, and that the Claimant has appointed an arbitrator, who shall be identified in such notice. The Respondent shall notify the Claimant and JAG within 15 Days after receipt of Claimant's notice, identifying the arbitrator the Respondent has appointed. The two (2) arbitrators so chosen shall select a third arbitrator within 15 Days after the second arbitrator has been appointed (upon failure of a party to act within the time specified for naming an arbitrator, such arbitrator shall be appointed by the administrator's designee). Seller shall pay the compensation and expenses of the arbitrator named by or for it, Buyer shall pay the compensation and expenses of the arbitrator named by or for it, and Seller and Buyer shall each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors, employees, contractors or agents of the parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The parties shall have all rights of discovery in accordance with the Federal Rules of Civil Procedure. The hearing shall be commenced within thirty (30) Days after the selection of the third arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of Kansas, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Kansas shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

4.8. Remedies. With respect to any Defects and Defect Values on which the parties agree or that are confirmed in an arbitration award, Seller shall have the election, with respect to each Defect, to undertake any of the following. Such election shall be made, in writing, within 30 Days following the date on which the parties agree to the Defect and Defect Value or the date of the arbitration award, as applicable:

a. Cure or remediate such Defect so that it is no longer a Defect, all at Seller's sole cost, risk and expense. If Seller elects to cure or remedy, then Buyer hereby grants Seller full access to and upon the affected Properties so that Seller may undertake such cure or remediation without interference from Buyer. Upon such cure or remediation, the Defect and the matters pertaining to that Defect shall be subject to the waivers set forth in Sections 4.9 and 4.10, below.

b. Refund an amount equal to the applicable Defect Value. Upon such refund, the Defect and the matters pertaining to that Defect shall be subject to the waivers set forth in Sections 4.9 and 4.10, below.

c. Indemnify Buyer against all Claims arising from such Defect on terms reasonably acceptable to Buyer. Such indemnification shall not be subject to any limitations set forth in Article 7.

Notwithstanding the foregoing, Seller shall have no obligation or liability under clauses (a) through (c) above for amounts constituting the Title Defect Threshold Amount.

4.9 Environmental Waiver and Release. Following the Defect Notification Date, all environmental conditions pertaining to the Properties and not raised by Buyer by the Defect Notification Date shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to or refund of the Purchase Price, make a Claim against Seller, legal, monetary or otherwise, or seek indemnification from Seller associated with the same.

4.10 Title Waiver. Following the Defect Notification Date, and except for claims, damages, liabilities, costs or expenses Buyer asserts under Seller's special warranty of title, all defects in title or matters pertaining to any lack of Marketable Title not raised by Buyer by the Defect Notification Date shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to or refund of the Purchase Price, make a Claim against Seller, monetary, legal or otherwise, or seek indemnification from Seller associated with the same.

ARTICLE 5 - ACCOUNTING

5.1 Revenues, Expenses and Capital Expenditures. All revenues attributable to the operation of the Properties prior to the Effective Time shall be owned by and for the account of Seller. Seller shall be entitled to all operating revenues and related accounts receivable attributable to the Properties and shall be responsible for all capital expenditures, operating expenses and related accounts payable attributable to the Properties, in each case to the extent they relate to the time prior to the Effective Time. Buyer shall be entitled to all operating revenues and related accounts receivable attributable to the Properties and responsible for the payment of all capital expenditures, operating expenses and related accounts payable attributable to the Properties, in each case to the extent they relate to time on and after the Effective Time. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

5.2 Taxes. All Taxes attributable to the ownership or operation of the Properties prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits and refunds pertaining to the aforementioned Taxes, no matter when received, shall belong to Seller. All taxes attributable to the ownership or operation of the Properties on and after the Effective Time shall be Buyer's responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes, no matter when received, shall belong to Buyer. The Purchase Price will be adjusted at Closing as required to prorate Taxes for the current year if known. If such Taxes are not known, then upon receiving a bill for such Taxes, Buyer shall invoice Seller for Seller's prorated share of such Taxes and Seller shall remit the invoiced amount to Buyer within 30 Days of receipt of invoice. Notwithstanding the foregoing, Seller shall be solely responsible for all transfer, sales, use or similar taxes resulting from or associated with the transaction contemplated under this Agreement.

5.3 Obligations and Credits. All prepaid insurance premiums, utility charges, taxes, rentals and any other prepaids applicable to periods of time after the Effective Time and benefiting Buyer, if any, and attributable to the Properties shall be reimbursed to Seller by Buyer; and accrued payables applicable to periods of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Seller. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

5.4 Miscellaneous Accounting. In addition to the items set forth in Sections 5.1 through 5.3, any other amounts due between Buyer and Seller related to the ownership or operation of the Properties shall be accounted for in the Final Accounting Settlement.

5.5 Final Accounting Settlement. On the Closing Date, Seller shall deliver to Buyer a closing statement setting forth a detailed final calculation of all post-closing adjustments ("Final Accounting Settlement").

5.6 Post-Final Accounting Settlement. Any revenues received or operating costs paid by Buyer after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties prior to the Effective Time shall be reimbursed or billed to Seller, as appropriate. Any revenues received or costs and expenses paid by Seller after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties after the Effective Time shall be reimbursed or billed to Buyer, as appropriate.

ARTICLE 6 - CASUALTY AND CONDEMNATION

6.1 Casualty and Condemnation. If a substantial part of the Properties shall (a) be destroyed prior to Closing by a Casualty Loss, or (b) be taken in condemnation or if proceedings for such purposes shall be pending; then either Buyer or Seller may terminate this Agreement prior to the Closing. For the purpose of this Section 6.1, the term "substantial" shall be defined as Casualty Losses or Properties taken in condemnation that, individually, or in the aggregate: (i) will materially interfere with the ownership or operation of the Properties; or (ii) are reasonably expected to result in a loss of revenue; or (iii) result in Claims, losses, damages or expenses of more than 20% of the unadjusted Purchase Price. If either party terminates this Agreement in accordance with this Article 6, or in accordance with Article 13 below, neither party shall have any further obligations, except as expressly provided in this Agreement. If neither party terminates this Agreement, or neither party has the right to terminate this Agreement because the Casualty Loss or taking was not "substantial", then this Agreement shall remain in full force and effect, and Seller and Buyer shall attempt to agree on a reduction in the Purchase Price to compensate for the Casualty Loss or taking. If the Purchase Price is adjusted, Seller shall retain any and all sums paid to Seller, unpaid awards, insurance proceeds and other payments associated with or attributable to such Casualty Loss or taking; and if the Purchase Price is not adjusted, Seller shall pay Buyer all such sums, awards, proceeds and other payments received by Seller and that are attributable to such Casualty Loss or taking, together with the amount of Seller's deductible, if any, and shall assign to Buyer Seller's right to receive any such sums, awards, proceeds and other payments to the extent that the same are unpaid to Seller at Closing. If Seller and Buyer cannot agree on an adjustment to the Purchase Price to compensate for any Casualty Loss or taking, then either of Buyer or Seller may elect to terminate this Agreement, regardless of whether the Casualty Loss or taking was substantial or not.

ARTICLE 7 - INDEMNITIES

7.1 Opportunity for Review. Each party represents that it has had an adequate opportunity to review the following indemnity and release provisions, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the parties agree to the provisions set forth below.

7.2 Seller's Indemnity Obligation. Seller shall, subject to the procedures and limitations set forth below, fully protect, indemnify and defend Buyer, its officers, agents, employees and Affiliates, and hold them harmless from and against any and all Claims, excluding Environmental Claims (other than as set forth in Article 4), relating to, arising out of, or connected, directly or indirectly, with (a) any breach by Seller of any of its express representations or warranties contained in this Agreement, (b) any default in the performance by Seller of any of its covenants herein, (c) the matters identified in Exhibit H, (d) all wages and salaries, and all employee benefits to which the Field Employees may be entitled, whether or not such employees are hired by Buyer, as a result of their employment by Seller, the termination of their employment by Seller, the consummation of the transactions contemplated hereby or pursuant to any applicable Law, and (e) Seller's ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to the Closing Date; including without limitation, Claims relating to (i) injury or death of any person or persons whomsoever, (ii) damages to or loss of any property or resources, (iii) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (iv) fault imposed by applicable Law or otherwise. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Buyer, its officers, agents, employees and Affiliates. Notwithstanding anything contained herein to the contrary, Seller shall have no obligation under this Agreement or otherwise to protect, indemnify, defend and hold harmless Buyer, its officers, agents, employees and Affiliates from and against Claims for which Buyer has not provided Seller with written notice within 6 months after the Closing Date.

7.3 Disclaimer of Seller's Environmental Indemnity Obligation. Except as provided in Article 4, Seller shall have no obligation whatsoever, under this Agreement or otherwise, to protect, indemnify, defend or hold harmless Buyer, its officers, agents, employees and Affiliates from and against any Environmental Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, no matter when incurred, accrued or asserted, and Buyer expressly releases Seller, its officers, agents, employees and Affiliates from the same.

7.4 Buyer's Indemnity Obligation. Buyer shall, subject to the procedures and limitations set forth below, fully protect, indemnify and defend Seller, its officers, agents, employees and Affiliates and hold them harmless from and against any and all (a) Claims relating to or arising out of, or connected, directly or indirectly with (i) any breach by Buyer of any of its express representations or warranties contained in this Agreement, and (ii) any default in the performance by Buyer of any of its covenants herein, (b) Claims, including Environmental Claims, relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to the Closing Date, no matter when asserted, as to which Seller's indemnity obligation, if any, has ceased, been performed, terminated or did not exist, and (c) Claims, including Environmental Claims, relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time at and after the Closing Date, no matter when asserted; including without limitation, Claims relating to (w) injury or death of any person or persons whomsoever, (x) damages to or loss of any property or resources, (y) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (z) fault imposed by applicable Law or otherwise.

7.5 Hazardous Substances. The parties acknowledge that the Properties may contain asbestos, NORM or other potentially hazardous substances, and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of said asbestos, NORM or other potentially hazardous substances. Seller has disclosed to Buyer the details of any such contamination that is known to Seller.

7.6 Notice and Cooperation. If a Claim is asserted against a party for which the other party would be liable under the provisions of this Article 7, it is a condition precedent to the indemnifying party's obligations hereunder that the indemnified party gives the indemnifying party written notice of such Claim setting forth full particulars of the Claim, as known by the indemnified party, including a copy of the Claim (if it was a written Claim). Further, should an indemnifying party become aware of the assertion of a Claim for which it would have liability hereunder, it shall promptly give notice thereof to the indemnified party. The indemnified party shall make a good faith effort to notify the indemnifying party in writing within 30 Days of receipt of a Claim and shall in all events effect such notice within such time as will allow the indemnifying party to defend against such Claim and no later than 90 Days after receipt of the Claim by the indemnified party. The notice of a Claim given hereunder is referred to as a "Claim Notice."

7.5 Defense of Claims.

(a) Counsel. Upon receipt of a Claim Notice, the indemnifying party may assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party shall cooperate in all reasonable respects in such defense. If any Claim involves Claims with respect to which Buyer indemnifies Seller and also Claims for which Seller indemnifies Buyer, each party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it may have liability. The indemnified party shall have the right to employ separate counsel in any Claim and to participate in the defense thereof, provided the fees and expenses of counsel employed by an indemnified party shall be at the expense of the indemnified party, unless otherwise agreed between the parties.

(b) Settlement. If the indemnifying party does not notify the indemnified party within the earlier to occur of: (a) the time that a response is due in any litigation matter of which the indemnifying party has notice, or (b) one (1) calendar month after receipt of the Claim Notice, that the indemnifying party elects to undertake the defense thereof, the indemnified party has the right to defend, at the expense of the indemnifying party, the Claim with counsel of its own choosing, subject to the right of the indemnifying party to assume the defense of any Claim at any time prior to settlement or final determination thereof. In such event, the indemnified party shall send a written notice to the indemnifying party of any proposed settlement of any Claim, which settlement the indemnifying party may accept or reject, in its reasonable judgment, within thirty (30) Days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying party shall have such shorter period of time in which to accept or reject the proposed settlement. Failure of the indemnifying party to accept or reject such settlement within the applicable time period shall be deemed to be its rejection of such settlement. The indemnified party may settle any matter over the objection of the indemnifying party but shall in so doing be deemed to have waived any right to indemnity therefor as to (and only as to) liabilities with respect to which the indemnifying party has recognized its liability.

(c) If any person asserting a Claim files a lien on any of the Properties, or if a Claim otherwise constitutes an Encumbrance on title to any of the Properties whether by operation of law or otherwise, and Seller is the indemnifying party with respect to that Claim, Seller shall promptly cause the lien or encumbrance to be transferred to a bond pending resolution of the Claim.

ARTICLE 8 - WARRANTIES AND DISCLAIMERS

8.1 Special Warranty of Title. Subject to the Permitted Encumbrances, Seller shall warrant and defend the title to the Properties conveyed to Buyer against every person whomsoever lawfully claiming the Properties or any part thereof by, through or under Seller or Evergreen Operating Corporation, but not otherwise. The conveyance of the Properties shall be made with full rights of substitution and subrogation of Buyer, and all persons claiming by, through and under Buyer, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of Seller or Evergreen Operating Corporation.

8.2 Disclaimer - Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTIES ARE BEING TRANSFERRED, ASSIGNED AND CONVEYED FROM SELLER TO BUYER "AS-IS, WHERE-IS", AND WITH ALL FAULTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITHOUT RECOURSE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE PROPERTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS SET FORTH IN ARTICLE 4 AND SECTION 8.1, ABOVE), THE QUALITY OF HYDROCARBON RESERVES, THE QUANTITY OF HYDROCARBON RESERVES, THE AMOUNT OF REVENUES, THE PRESENT OR FUTURE COMMODITY PRICES, THE AMOUNT OF OPERATING COSTS, CONDITION (PHYSICAL OR ENVIRONMENTAL), COMPLIANCE WITH APPLICABLE LAWS, ABSENCE OF DEFECTS (LATENT OR PATENT), SAFETY, STATE OF REPAIR, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.3 Statements and Information. Seller warrants and represents to Buyer that, to Seller's Knowledge, the data, information and materials furnished, in writing, at any time to Buyer, its officers, agents, employees and Affiliates in connection with the transaction contemplated herein, are accurate and correct, except for any inaccuracies that do not, individually or in the aggregate, result in a Material Adverse Effect. It is acknowledged and agreed that this representation and warranty shall not be applicable to title or environmental matters, including Title Defects or Environmental Defects, affecting the Properties; the procedure and resolution of such being handled in Article 4, above. As used herein, "Material Adverse Effect" means any individual circumstance, condition or event or any combination thereof that has or is reasonably expected to have an adverse effect on the value of the Properties, in the aggregate, of $500,000 or more.

ARTICLE 9 - SELLER'S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer, with the intent that Buyer will rely thereon in Closing the transactions contemplated in this Agreement, that the following representations and warranties are correct and complete on the date hereof and shall be correct and complete on the Closing Date:

9.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to own and operate the Properties as currently being operated. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

9.2 Corporate Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated herein and therein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement and the Transaction Documents. This Agreement has been and, at Closing, the Transaction Documents will have been, duly executed and delivered by Seller (and, in the case of the Assignment and Bill of Sale, by Evergreen Operating Corporation) and constitute the valid and binding obligations of Seller (and, in the case of the Assignment and Bill of Sale, of Evergreen Operating Corporation), enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

9.3 No Violations. The execution and delivery of this Agreement and the Transaction Documents by Seller (and of the Assignment and Bill of Sale by Evergreen Operating Corporation) does not, and the fulfillment and compliance with the terms and conditions hereof and in the Transaction Documents and the consummation of the transactions contemplated herein and therein, will not:

(a) conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Seller or Evergreen Operating Corporation;

(b) violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller or Evergreen Operating Corporation; or

(c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Seller or Evergreen Operating Corporation is a party or by which Seller, Evergreen Operating Corporation or any of the Properties is bound or (ii) any order, judgment or decree of any governmental entity or tribal authority.

9.4 Litigation. Except as disclosed on Exhibit H attached hereto, for which matters Seller shall retain full responsibility, there is no action, suit or proceeding pending, or to Seller's knowledge, threatened, against Seller, Evergreen Operating Corporation or the Properties related to the ownership or operation of the Properties or that could materially affect the value of the Properties or prevent or delay the consummation of the transaction contemplated by this Agreement.

9.5 Bankruptcy and Insolvency. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or threatened against Seller. Seller is not insolvent and the consummation of the transactions contemplated in this Agreement will not render it insolvent.

9.6 Consents and Governmental Approvals. Except as set forth in Exhibit I attached hereto, Seller is not required to make any filing with or obtain any authorization, consent or approval of any government or governmental agency or Third Party in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to take such action would not materially impair the ability of the parties to consummate the transactions contemplated by this Agreement or materially adversely affect the Property which is the subject of such authorization, consent or approval.

9.7 No Prior Rights to Acquire. Except for this Agreement and except as specifically disclosed on Exhibit F, no person, firm or corporation has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to purchase or otherwise acquire any of the Properties.

9.8 Tax Returns. Seller has filed all Tax Returns that it was required to file. To Seller's Knowledge, all such Tax Returns were correct and complete in all respects. Except as shown on the Final Accounting Settlement, all Taxes owed by Seller (whether or not shown on any Tax Return) as of the Closing Date have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances on any of the Properties that arose in connection with any failure (or alleged failure) to pay any Tax and to Seller's Knowledge, there is no basis to believe that any such Encumbrance may be placed on any Property in the future.

9.9 Use and Occupancy. Seller has not received written notice of any violation relating to and, to Seller's Knowledge, there is no basis for the issuance of any such notice or the taking of any such action regarding, Seller's current use and occupancy of the Properties as currently conducted thereon.

9.10 Contracts. With respect to each contract to be assumed by Buyer at Closing: (a) the contract is legal, valid, binding, enforceable, and in full force and effect; (b) to Seller's Knowledge, the contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) neither Seller nor, to Seller's Knowledge, any Third Party that is party to the contract is in breach or default (including with respect to the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration of sums due or to become due under the contract; and (d) to Seller's Knowledge, no party to any such contract has repudiated any provision thereof. Exhibit G attached hereto contains a detailed description of each material contract to be assumed by Buyer at the Closing.

9.11 Permits and Licenses. Seller has obtained and is in compliance with all permits, licenses and other authorizations that are required in connection with the ownership and operation of the Easements, Leases, Wells and the Gathering System pursuant to all applicable Laws, including by way of example and not in limitation, those pertaining to occupational health and safety, but expressly excluding from the scope of this Section 9.11, any Environmental Laws.

9.12 Brokers Fees. Seller has no obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or which could form the basis for an Encumbrance at or after Closing.

9.13 Compliance with Laws and Leases. Seller has owned and operated the Properties in material compliance with all applicable Laws and in material compliance with all Leases; provided, however, this representation does not cover or pertain to compliance with Environmental Laws.

9.14 Certain Exhibits. To Seller's Knowledge, Exhibits A, B, C and D hereto set forth materially complete and accurate descriptions of all Leases, Wells, the Gathering System and Easements, respectively.

9.15 No Undisclosed Liabilities. Except for Title Defects and Environmental Defects, and except as described on or contained in any Lease, Easement or other contract listed in any Exhibit hereto, to Seller's Knowledge, there are no liabilities or obligations of any nature relating to or associated with any Property for which Buyer shall have any responsibility after Closing other than the obligations to comply with applicable Laws.

9.16 No Material Adverse Change. Since the Effective Time, to Seller's Knowledge, and except as disclosed by Seller to Buyer in writing, there has not been any material adverse change affecting any of the Properties, or the value or operation thereof, other than (a) changes affecting the oil and gas industry generally, (b) changes in general economic conditions, or (c) natural declines in production capabilities of any particular Well.

ARTICLE 10 - BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller that on the date hereof and as of the Closing Date:

10.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and on and after Closing will have all requisite corporate power and authority to own and operate the Properties as they are currently being operated by Seller.

10.2 Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated herein and therein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by all necessary corporate action. This Agreement has been and, at Closing, the Transaction Documents will have been, duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

10.3 No Violations. The execution and delivery of this Agreement and the Transaction Documents by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein and therein, will not:

(a) conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Buyer;

(b) violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer; or

(c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer or any of the Properties is bound or (ii) any order, judgment or decree of any governmental entity or tribal authority.

10.4 Brokers Fees. Buyer has no obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable.

10.5 Independent Evaluation. Buyer represents that it is sophisticated in the evaluation, purchase, operation and ownership of gas gathering and related properties. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer represents that it has relied solely on its own independent investigation and evaluation of the Properties together with the express representations and warranties of Seller set forth in this Agreement. Except for the environmental condition of the Properties, for which Buyer has the procedures set forth in Article 4, Buyer has satisfied itself as to the physical condition of the Properties.

ARTICLE 11 - ADDITIONAL AGREEMENTS

11.1 Covenants of Seller.

(a) From the date hereof until Closing, without first obtaining the consent of Buyer, Seller will not:

(i) waive any right of material value relating to the Properties, other than in the ordinary course of business;

(ii) convey, encumber, mortgage, pledge or dispose of any of the Properties, other than in the ordinary course of business;

(iii) enter into, modify or terminate any contracts, other than in the ordinary course of business; or

(iv) contract or commit itself to do any of the foregoing.

(b) Seller will give any notices to, and make any filings with, Third Parties and will use its commercially reasonable best efforts to obtain any Third Party consents, authorizations and approvals necessary or desirable for the consummation of the transactions contemplated in this Agreement.

(c) Seller will cooperate with Buyer, at Buyer's expense, in any reasonable manner in connection with Buyer's efforts to obtain licenses and permits that it may need in order to operate the Properties after the Closing.

(d) Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business without Buyer's prior written consent, which Buyer will not unreasonably withhold or delay.

(e) Seller will keep its business and the Properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers and customers.

(f) Seller will cause its Affiliate, Evergreen Operating Corporation, to execute and deliver the Assignment and Bill of Sale, and its affiliate, Evergreen Well Services, Inc., to execute and deliver appropriate instruments conveying title to the water trucks identified on Exhibit L to Buyer.

(g) At Closing, Seller shall terminate the employment of its field employees primarily rendering services in connection with the Properties ("Field Employees"). Seller acknowledges that Buyer may, but shall have no obligation to, hire any or all of the Field Employees. For a period not to exceed 30 days from the Closing, Seller shall insure that any Field Employee hired by Buyer shall have the right to continue to use the leased vehicle such Field Employee uses on the date hereof; provided that Buyer shall reimburse Seller for all lease rental amounts, and related insurance costs, incurred and paid by Seller and directly related to such continued use of the vehicles by the Field Employees who are hired by Buyer.

(h) Subsequent to Closing, Seller shall continue to use commercially reasonable efforts to obtain in writing, and to deliver to Buyer, as promptly as possible any consent, authorization or approval required to be obtained by Seller in connection with the transactions contemplated hereunder which was not obtained on or before Closing in form and substance reasonably satisfactory to Buyer. If any consent, authorization or approval shall not have been obtained prior to Closing, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and be responsible for the obligations in accordance with this Agreement in respect of any Property or any claim or right or any benefit arising thereunder the assignment of which without the consent, authorization or approval of the Third Party thereto would constitute a breach or other contravention of such Property or in any way adversely affect the rights of Buyer thereunder, including subcontracting or subleasing to Buyer or other use arrangements, or under which Seller enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against the third party in question. Seller shall promptly pay to Buyer when received all monies received by Seller in respect of any such Property or any claim or right or any benefit arising thereunder. It is provided, however, that if the assignment of the vehicle leases are not consented to by the lessor and assumed by Buyer before the expiration of 30 days following Closing, such vehicle leases and the vehicles leased thereunder shall be excluded from this transaction.

(i) During the period subsequent to Closing through November 15, 2004, Seller shall provide to Buyer, its auditors and other representatives, within one Business Day after Buyer's request, any audited or reviewed, segmented or other financial statements of Seller as such presently exist and access to Seller's books and records, in each case at Buyer's expense, in order to prepare and audit segmented and other financial statements and other reports as may be required by the rules and regulations of the United States Securities and Exchange Commission ("SEC"), the Securities Act of 1933 or other applicable Law to be submitted by Buyer in connection with, or to be incorporated by Buyer in, any Form 8-K, 10-QSB, registration statement or other filings required to be submitted by Buyer to the SEC. In addition, no later than the Business Day following any request by Buyer, its auditors or other representatives, Seller shall make available knowledgeable financial and other personnel who shall respond during such Day to requests for information and additional materials requested by Buyer, its auditors and other representatives in connection with such filings. Seller acknowledges that Buyer's rights under this clause (i) are unique and that Buyer shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights under this clause (i) by actions for specific performance to the extent permitted by applicable Law. Seller further acknowledges that the damages which would be suffered by Buyer and its shareholders upon a breach of this clause (i) would be substantial and difficult to calculate, and that monetary damages would not be adequate compensation for any loss suffered as a result of such breach. Seller hereby waives the defense in any action for specific performance that a remedy at law would be adequate, and any requirement for security or the posting or any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.

11.2 Covenants of both Buyer and Seller.

Between the execution of this Agreement and the Closing:

(a) Each of Buyer and Seller will use its commercially reasonable best efforts to take all action and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 12 below).

(b) Each of Seller and Buyer will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties. No disclosure by any party pursuant to this Section 11.2(b), however, shall be deemed to amend or supplement the Exhibits to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

ARTICLE 12 - CONDITIONS PRECEDENT TO CLOSING

12.1 Conditions Precedent to Seller's Obligation to Close. Seller shall be obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Seller:

(a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time, and Buyer shall have delivered to Seller a certificate to that effect, executed by an officer of Buyer (without personal liability);

(b) Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing; and,

(c) No action shall have occurred or be pending that would cause a termination of the proposed merger between Seller and Pioneer Natural Resources Company.

(d) Buyer shall have executed and delivered the Transaction Documents.

12.2 Conditions Precedent to Buyer's Obligation to Close. Buyer shall be obligated to consummate the purchase of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Buyer:

(a) All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time, and Seller shall have delivered to Buyer a certificate to that effect, executed by an officer of Seller (without personal liability).

(b) Seller shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller on or prior to the Closing.

(c) Buyer shall have obtained on or before September 27, 2004 and on terms and conditions satisfactory to it, all of the financing it needs in order to consummate the transactions contemplated hereby and to fund the working capital requirements of the Properties after the Closing.

(d) Buyer shall be satisfied in every respect with the results of its due diligence investigation concerning the Properties.

(e) Seller shall have executed and delivered the Transaction Documents, and Evergreen Operating Corporation and Evergreen Well Services, Inc. shall have executed and delivered the Assignment and Bill of Sale or other conveyances, as applicable.

(f) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit K, addressed to Buyer, and dated as of the Closing Date.

(g) Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance as set forth on Exhibit J and as otherwise required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that Buyer is exempt from withholding any portion of the Purchase Price thereunder.

(h) No damage or destruction or other change has occurred with respect to any of the Properties or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the value of the Properties, the use or occupancy of the Properties or the operation of Seller's business as currently conducted on the Properties.

12.3 Conditions Precedent to Obligation of Each Party. The parties shall be obligated to consummate the sale and purchase of the Properties as contemplated in this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived:

(a) No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the parties hereto or any of their Affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement;

(b) All consents and approvals, if any, whether required contractually or by applicable federal, state, local or tribal Law, or otherwise necessary for the execution, delivery and performance of this Agreement and the Transaction Documents by a party shall have been obtained and delivered to the other party by the Closing and shall not have been withdrawn or revoked.

(c) Seller and Buyer shall have agreed to the adjustments shown on the Final Accounting Settlement.

12.4 No Other Conditions. Except for the conditions expressly set forth in this Article 12, there are no other conditions precedent to the obligations of the parties to proceed to Closing.

ARTICLE 13 - TERMINATION

13.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer if the consummation of the transactions contemplated herein would violate any order, decree or judgment of any governmental entity having appropriate jurisdiction enjoining or awarding damages in connection with the consummation of the transactions contemplated herein;

(c) by either Seller or Buyer pursuant to any express rights to terminate hereunder; or

(d) notwithstanding anything contained in this Agreement to the contrary, if Closing shall not have occurred by 5:00 pm, Central Time, September 27, 2004.

13.2 Effect of Termination. Termination of this Agreement under Section 13.1 will not relieve any party from liability for breach of this Agreement.

13.3 Return of Documents. If this Agreement is terminated prior to Closing, each party shall return to the party which owns or is otherwise entitled thereto all documents, including, but not limited to, books, records, maps, files, papers and other property in such party's possession relating to the transaction contemplated by this Agreement.

13.4 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreements executed by Seller and Buyer, dated June 8, 2004 and September 13, 2004 (collectively, the "Confidentiality Agreements"), shall remain in full force and effect. If Closing of the transaction is consummated, the Confidentiality Agreements shall terminate. The parties expressly agree, however, that each Confidentiality Agreement is hereby modified to provide that a party (and each employee, agent or other representative of a party) may make such disclosures (without the other party's consent) to any and all persons (including accountants and tax attorneys) regarding the tax structure and any tax aspects of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) relating to such tax structure or tax aspects, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For the purposes of this provision, "tax structure" and "tax aspects" are limited to facts relevant to the U.S. federal income tax treatment of the transaction(s) and does not include information relating to the identity of the parties, their affiliates, agents, or advisors.

ARTICLE 14 - THE CLOSING

14.1 Closing. Prior to the Closing Date, Seller shall provide Buyer with the proposed form of the Final Accounting Settlement setting forth the adjusted Purchase Price. Seller shall additionally provide Buyer with wiring instructions designating the account or accounts to which the Closing funds are to be delivered. Closing shall be held in Seller's office at 1401 17th Street, Suite 1200, Denver, Colorado, or any other location as mutually agreed upon in writing by Seller and Buyer.

14.2 Obligations of Seller at Closing. At the Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:

(a) an executed and acknowledged Assignment and Bill of Sale. The Assignment and Bill of Sale shall be executed and acknowledged in four (4) multiple originals or such greater number as agreed between the parties;

(b) physical possession of the Properties including, without limitation, the Records (to the extent commercially practicable);

(c) a Non-Foreign Affidavit executed by Seller substantially in the form of Exhibit J;

(d) an opinion of Seller's counsel substantially in the form of Exhibit K;

(e) the officer's certificate referred to in Section 12.2(a); and

(f) such other instruments as necessary to carry out Seller's obligations under this Agreement, including the consents of Third Parties.

14.3 Obligations of Buyer at Closing. At the Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:

(a) an executed and acknowledged Assignment and Bill of Sale;

(b) the adjusted Purchase Price by wire transfer in accordance with Article 3 hereof, to an account designated by Seller;

(c) the officer's certificate referred to in Section 12.1(a); and

(d) such other instruments as necessary to carry out Buyer's obligations under this Agreement.

ARTICLE 15 - MISCELLANEOUS

15.1 Notices. All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by overnight courier, properly addressed as shown below, and with all postage and other charges fully prepaid or by hand delivery or by facsimile transmission. Date of service by overnight courier and hand delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.

If to Seller:	Evergreen Resources, Inc. 1401 17th Street, Suite 1200 Denver, Colorado 80202 Attention: John S. Long
If to Seller by facsimile:	(303) 298-7800
with a copy to:	Barry W. Spector 1050 17th Street, Suite 1660 Denver, Colorado 80265 (303) 623-0717 Fax No. (303) 623-0940
If to Buyer:	Heartland Oil and Gas Corp. 1900 - 200 Burrard Street Vancouver, B.C. Canada V6C 3L6 Attention: Richard Coglon, President
If to Buyer by facsimile:	(604) 638-3525
with a copy to:	Clark, Wilson, Suite 800, 885 West Georgia Street Vancouver, B.C. V6C 3H1 Attention: Bernard Pinsky Fax No: (604) 687-6314

15.2 Conveyance Costs. Seller shall be responsible for payment of all transfer taxes, including documentary stamp, intangible and similar taxes. Buyer shall be solely responsible for filing and recording documents related to the transfer of the Properties from Seller to Buyer and for all recording costs and fees associated therewith, including filing the assignment of the Properties with appropriate federal, state, local and tribal authorities as required by applicable Law. Within 30 Days after Closing, Buyer shall furnish Seller with all recording data and evidence of all required filings.

15.3 Brokers' Fees. Each party agrees to release, protect, indemnify, defend and hold the other harmless from and against any and all Claims with respect to any commissions, finders' fees or other remuneration due to any broker, agent or finder claiming by, through or under such party.

15.4 Further Assurances. From and after Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property which was not intended by the parties to be conveyed by Buyer. From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of, or to effectively convey title to, the Properties. If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description.

15.5 Survival of Representations and Warranties. The representations and warranties of each party contained in this Agreement shall survive the Closing for a period of 6 months, and neither party shall have any right to assert a claim for breach of any such representation or warranty unless asserted, in writing, within that 6 month period; provided, however, Seller's special warranty of title shall survive Closing indefinitely. The parties have made no representations or warranties, except those expressly set forth in this Agreement.

15.6 Amendments and Severability. No amendments or other changes to this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

15.7 Successors and Assigns. This Agreement shall not be assigned, either in whole or in part, without the express written consent of the non-assigning party. The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

15.8 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

15.9 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of Kansas, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction. The parties submit to the exclusive jurisdiction of the state and federal courts located in Denver, Colorado.

15.10 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

15.11 Public Announcements. Neither Seller nor Buyer (including any of its affiliates in either case) shall issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the other party, except as required by Law or listing agreement with a national security exchange and then only after prior notice to the other party. Without limiting the generality of the foregoing, Seller acknowledges and agrees that Buyer may file a copy of this Agreement with either or both of its Form 8-K or 10-QSB filings with the SEC.

15.12 No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller or Buyer or their authorized successors and assigns to any Claim, cause of action, remedy or right of any kind whatsoever.

15.13 Not to be Construed Against Drafter. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

15.14 Entire Agreement. This Agreement, its Exhibits, the Transaction Documents and the Confidentiality Agreements supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the parties relating to the Properties and constitutes the entire understanding and agreement between the parties with respect to the sale and purchase of the Properties.

15.15 Conspicuousness of Provisions. The parties acknowledge that the provisions contained in this Agreement that are set out in "bold" satisfy the requirement of the express negligence rule and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

15.16 Waiver of Certain Damages. Each of the parties hereby waives, and agrees not to seek consequential, exemplary, punitive or special damages of any kind with respect to any Claim or dispute, arising out of or relating to this Agreement or breach hereof, including without limitation, any breach of any representation or warranty contained herein, nor to seek rescission of the transactions contemplated hereunder. This provision does not diminish or affect in any way the parties' rights and obligations under any indemnities provided for in this Agreement.

15.17 Access to Records. Buyer shall permit Seller to have access to the Records, at Buyer's offices, upon reasonable notice and during normal working hours for a period of 2 years following Closing.

15.18 Execution in Counterparts. This Agreement may be executed in counterparts, which shall when taken together constitute one (1) valid and binding agreement.

[signature page follows]

The parties have executed this Agreement on the day and year first set forth above.

SELLER:
EVERGREEN RESOURCES, INC.

By: /s/ Mark Sexton
Name: Mark Sexton
Title: President & Ceo

BUYER:
HEARTLAND OIL AND GAS CORP.

By: /s/ Philip S. Winner
Name: Philip S. Winner
Title: Chief Operating Officer

5.1 LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A LEASES

eXHIBIT B WELLS

EXHIBIT C GATHERING SYSTEM

EXHIBIT D EASEMENTS

EXHIBIT E Personal Property and Equipment

EXHIBIT F ASSIGNMENT AND BILL OF SALE

EXHIBIT G CONTRACTS

EXHIBIT H LITIGATION

EXHIBIT I CONSENTS AND GOVERNMENTAL APPROVALS

EXHIBIT J NON-FOREIGN AFFIDAVIT

EXHIBIT K Opinion of seller's counsel

EXHIBIT L Water Trucks

EXHIBIT A

LEASES

[See attached]

EXHIBIT B

WELLS
CT	Area	Pilot Name	Lease Name	Well NO.	Status	Location	County	WI
1	North	Blair	Grable	12-27	woc	SWNW SECTION 27, T3S - R21E	Doniphan	100.00%
2	North	BTA	Boldridqe	1	Prod	SWNE Section 5, T7S-R21E	Atchison	100.00%
3	North	BTA	Walnut	32-1	Prod	SWNE Section 32, T6S - R21E	Atchison	100.00%
4	North	BTA	Walnut	32-2	Prod	SWSE Section 32, T6S - R21E	Atchison	100.00%
5	North	BTA	Walnut	33-1	Prod	SWNE Section 33, T6S - R21E	Atchison	100.00%
6	North	BTA	Walnut	33-2	Prod	SWNW Section 33, T6S - R21E	Atchison	100.00%
7	North	BTA	Walnut	33-3	Prod	SWSW Section 33, T6S - R21E	Atchison	100.00%
8	North	BTA	Walnut	33-4	Prod	SWSE Section 33, T6S - R21E	Atchison	100.00%
9	North	BTA	Walnut	4-1	Prod	SWNE Section 4, T7S - R21E	Atchison	100.00%
10	North	BTA	Walnut	4-2	Prod	SWNW Section 4, T7S - R21E	Atchison	100.00%
11	North	BTA	Walnut	4-3	Prod	SWSW Section 4, T7S - R21E	Atchison	100.00%
12	North	BTA	Walnut	4-4	Prod	SWSE Section 4, T7S - R21E	Atchison	100.00%
13	North	BTA	Walnut	5-1	Prod	SWNE Section 5, T7S - R21E	Atchison	100.00%
14	North	BTA	Walnut	5-1WD	SWD	SWNE Section 5, T7S - R21E	Atchison	100.00%
15	North	Buffalo Hollow	Buffalo Hollow	1-14	SI	NWSW SECTION 14, T2S - R20E	Doniphan	100.00%
16	North	Garfield	Kathrens	31-5	woc	NWNE SECTION 5, T7S - R16E	Jackson	100.00%
17	North	Hamlin	Reschke	34-34	woc	SWSE SECTION 34, T1S - R16E	Brown	100.00%
18	North	Jordan	Oakland Valley	32-23WD	SWD	SWNE SECTION 23 T4S-R20S	Doniphan	100.00%
19	North	Mount Pleasant	Ernzen	43-11	woc	NESE SECTION 11, T7S - R20E	Atchison	100.00%
20	North	NA	Hawk	#1	SI	NESENW Sec 5, T6S - RISE	Atchison	100.00%
21	North	NA	Lantern	#1	SI	SWNESW Sec 12, T5S - R18E	Atchison	100.00%
22	North	Rawhide Camp	Rawhide Camp	1-30	SI	SWNE SECTION 30, T2S - R21E	Doniphan	100.00%
23	North	Sparks	Johnson Farms	14-2 WD	SWD	SWSW SECTION 2, T3S - R20E	Doniphan	100.00%
24	North	Straight Creek	Amon	41-30	woc	NENE SECTION 30, T6S - R16E	JACKSON	100.00%
25	North	Straight Creek	Amon	41-30WD	SWD -WOC	NENE SECTION 30, T6S - R16E	JACKSON	100.00%
26	North	Straight Creek	Brock	34-19	woc	SWSE SECTION 19, T6S, R16E	JACKSON	100.00%
27	North	Straight Creek	Jenkins	12-29	woc	SWNW SECTION 29, T6S - R16E	Jackson	100.00%
28	North	Straight Creek	Jenkins	14-20	woc	SWSW SECTION 20,T6S - R16E	Jackson	100.00%
29	North	Whiting	Liggatt	33-35	woc	NWSE SEC35, T5S, R16E	JACKSON	100.00%
30	North	Whiting	Liggatt	33-35WD	SWD-WOC	NWSE SECTION 35, T5S - R16E	JACKSON	100.00%
31	North	Whiting	Liqqatt	42-35	woc	SENE SECTION 35, T5S - R16E	JACKSON	100.00%
32	North	Whiting	Liggatt	44-35	woc	SESE SECTION 35, T5S - RISE	JACKSON	100.00%
33	North	Whiting	Schrader Massier	22-35	woc	SENW SECTION 35, T5S - R16E	JACKSON	100.00%

CT	Area	Pilot Name	Lease Name	Well NO.	Status	Location	County	WI
34	South	Beagle	Golladay	12-6	Prod	SENW SEC 6, T19S-R23E	Miami	100.00%
35	South	Centerville	Souders	42-13	woc	SENE SECTION 13, T21S - R21E	Linn	100.00%
36	South	Coffeebean Creek	Brown	24-27	woc	SESW SECTION 27, T21S - R22E	Linn	100.00%
37	South	Jake	Prothe	21-3	woc	NENW SECTION 3, T18S-R24E	Miami	100.00%
38	South	LaCyqne	Stainbrook	11-15	woc	NWNW SECTION 15, T20S - R23f	Linn	100.00%
39	South	LaCygne	Stainbrook	22-15	woc	SENW SECTION 15, T20S - R23E	Linn	100.00%
40	South	Lancaster	Maisch	21-7	Prod	NENW SECTION 7, T18S - R24E	Miami	100.00%
41	South	Lancaster	Pec km an	12-8	woc	SWNW SECTION 8, T18S - R24E	Miami	100.00%
42	South	Lancaster	Pec km an	23-7	woc	NESW, SECTION 7, T18S-R24E	Miami	100.00%
43	South	Lancaster	Packman	34-6	woc	SWSE SECTION 6, T18S - R24E	Miami	100.00%
44	^outh	Lancaster	Pec km an	34-7	woc	SWSE SECTION 7, T18S - R24E	Miami	100.00%
45	South	Lancaster	Peckman	43-7S	Prod	NESE SECTION 7, T18S - R24E	Miami	100.00%
46	South	Lancaster	Peckman Angus	32-7	Prod	SWNE SECTION 7, T18S - R24E	Miami	100.00%
47	South	Lancaster	Peckman Angus	32-7WD	SWD	SWNE SECTION 7, T18S - R24E	Miami	100.00%
48	South	Lancaster	Peckman Angus	41-7	Prod	NENE SECTION 7 ', T18S - R24E	Miami	100.00%
49	South	Lancaster	Prothe	12-7	woc	SWNW SECTION 7, T18S - R24E	Miami	100.00%
50	South	Mound City	McGrew	23-20	woc	NESW SECTION 20, T21S - R23E	Linn	100.00%
51	South	Mound City	McGrew	34-20	Prod	SWSE SECTION 20, T21S - R23E	Linn	100.00%
52	South	Mound City	McGrew	43-20	woc	NESE SECTION 20, T21S - R23E	Linn	100.00%
53	South	Osawatomie	Creason	12-20	Prod	SWNW SEC 20 T 18S R 23E	Miami	100.00%
54	South	Osawatomie	Creason	32-20	Prod	SWNE SEC 20 T18S R23E	Miami	100.00%
55	South	Osawatomie	Medlin	23-20	Prod	NESW SECTION 20, T18S - R23E	Miami	100.00%
56	South	Osawatomie	Medlin	23-20WD	SWD	NESW SECTION 20, T18S - R23E	Miami	100.00%
57	South	Osawatomie	Medlin	34-20	Prod	SW SE SEC 20 T 185 R 23E	Miami	100.00%
58	South	Parker	Miller	11-36	Prod	NWNW SECTION 36, T19S - R22E	Linn	100.00%
59	South	Princeton	Short	41-32	woc	NENE SECTION 32, T18S-R20E	Franklin	100.00%
60	South	South Fork	Roberts	44-1	woc	SESE SECTION 1, T20S - R20E	Anderson	100.00%

EXHIBIT C

GATHERING SYSTEM

EXHIBIT D

EASEMENTS

Attached to and made a part of that certain Purchase and Sale Agreement dated September 27, 2004, by and between Evergreen Resources, Inc., as Seller,

and Heartland Oil and Gas Corp., as Buyer.

  EASEMENTS

None, other than those arising under the Surface Use Agreements described on Exhibit G, and arising under the Leases.

END OF EXHIBIT "D"

EXHIBIT E

PERSONAL PROPERTY AND EQUIPMENT

EXHIBIT F

ASSIGNMENT AND BILL OF SALE

STATE OF KANSAS §

§

COUNTIES OF ___________ §

This ASSIGNMENT AND BILL OF SALE ("Assignment") dated the __ day of September, 2004, and effective as of 7:00 a.m., Central Time, on September 24, 2004, ("Effective Time"), is from EVERGREEN RESOURCES, INC. and EVERGREEN OPERATING CORPORATION, each with an address of 1401 17th Street, Suite 1200, Denver, Colorado 80202 (hereinafter collectively referred to as "Assignor") to HEARTLAND OIL AND GAS CORP., with an address of 200 Burrard Street, Suite 1925, Vancouver, British Columbia, Canada V6C 3L6 (hereinafter referred to as "Assignee").

FOR Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby GRANTS, CONVEYS, SELLS and ASSIGNS to Assignee, all of Seller's right, title and interest in and to the following properties (real, personal or mixed) and rights (contractual or otherwise):

(a) all oil and gas leases and leaseholds (the "Leases") described on Exhibit A attached hereto, and all land covered by the Leases;

(b) all drilled and/or producing wells, injection wells, and strat wells located on the Leases and in which Assignor has an interest, including those described on Exhibit B attached hereto (the "Wells");

(c) all gathering systems and related facilities used in connection with the Wells and Leases, including, without limitation, those described on Exhibit C attached hereto (the "Gathering System");

(d) all easements and rights-of-way owned by Assignor appurtenant to or used in connection with the Leases, Wells and Gathering System, including, without limitation, those described on Exhibit D attached hereto (the "Easements");

(e) all other equipment, facilities and personal property located on the Leases, or used in connection with or appurtenant to the Leases, Wells, Gathering System or Easements, including, without limitation, the vehicles, rolling stock, inventory of tubular goods, packers and similar equipment set forth on Exhibit E attached hereto, excluding, however, computers, computer software, and communications equipment;

(f) the contracts and agreements pertaining to or affecting the Leases, Wells, Gathering System or Easements described on Exhibit G attached hereto; and

(g) all records, lease files, title information, title opinions, title certificates or memos, title curative information, well files, division orders, technical data, analyses and evaluations, and other information in Assignor's possession pertaining to the foregoing or any of them (the "Records").

All of the properties (real, personal and mixed) and rights (contractual or otherwise) described hereinabove are referred to as "Properties". It is the intention of Assignor and Assignee that Assignor grant, convey, sell and assign, and Assignee acquire, all of Assignor's rights, titles, properties, assets and interests of every kind and nature located in the eastern half of the State of Kansas (except as specifically excluded above), and the Properties shall be deemed to include all of such rights, titles, properties, assets and interests, whether or not the same are described in this Assignment or on any Exhibit hereto.

TO HAVE AND TO HOLD the Properties, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Assignee, its successors and assigns, forever, subject to the following terms and conditions:

1. Special Warranty Of Title. Assignor represents and warrants that, subject to the Permitted Encumbrances as defined in the Purchase and Sale Agreement (referenced below), the Properties are free and clear of all liens, encumbrances, security interests or other adverse claims arising by, through or under Assignor. Subject to the Permitted Encumbrances, Assignor hereby warrants and agrees to defend the title to the Properties conveyed to Assignee against every person whomsoever lawfully claims the Properties or any part thereof by, through, or under Assignor, but not otherwise.

2. Compliance With Laws: This Assignment is made subject to all applicable laws, statutes, ordinances, permits, decrees, orders, judgments, rules and regulations which are promulgated, issued or enacted by a governmental entity having appropriate jurisdiction.

3. Successors and Assigns. The terms, covenants and conditions contained in this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Properties, or any part thereof.

4. Purchase and Sale Agreement. This Assignment is made in accordance with and is subject to the terms, covenants and conditions contained in that certain PURCHASE AND SALE AGREEMENT dated September __, 2004, by and between Evergreen Resources, Inc. and Assignee ("Purchase and Sale Agreement"). If there is a conflict between the provisions of the Purchase and Sale Agreement and this Assignment, the provisions of the Purchase and Sale Agreement shall control the rights and obligations of the parties.

5. Further Assurances. Assignor and Assignee agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purpose of this Assignment.

6. Counterparts. This Assignment is being executed in multiple counterparts each of which shall for all purposes be deemed to be an original and all of which are identical except that to facilitate recordation, in any particular counterpart portions of Exhibits which describe (i) the Properties or the interests described above situated in counties other than the county in which such counterpart is to be recorded and (ii) personal property and other improvements may have been omitted. In making proof of this Assignment, it shall only be necessary to produce but one counterpart of such instrument, executed by all parties thereto, and it shall not be necessary to produce or to account for any other counterparts.

EXECUTED on the day and year first referenced above, but effective as of the Effective Time.

Assignor:
EVERGREEN RESOURCES, INC.

By: _____________________________
Name: _____________________________
Title: _____________________________

EVERGREEN OPERATING

CORPORATION

By: ______________________________
Name: ______________________________
Title: ______________________________

Assignee:
HEARTLAND OIL AND GAS CORP.

By: ______________________________
Name: ______________________________
Title: ______________________________

[Acknowledgements]

EXHIBIT G

CONTRACTS

EXHIBIT "G"

Attached to and made a part of that certain Purchase and Sale Agreement dated September 27, 2004, by and between Evergreen Resources, Inc., as Seller,

and Heartland Oil and Gas Corp., as Buyer.

ARTICLE 2 - AGREEMENTS

1. That certain unrecorded Broker Agreement dated May 28, 2002, as amended November 6, 2002, as amended February 25, 2003, as amended March 14, 2003, as amended April 24, 2003, as amended July 10, 2003, as amended August 18, 2003 and as amended March 29, 2003 by and between Meany Land and Exploration Inc., O'Neal Resources Corporation and Evergreen Resources, Inc.

2. That certain unrecorded Purchase and Sale Agreement dated January 16, 2004, as amended February 9, 2004 by and between O'Neal Resources Corporation (for Evergreen Resources, Inc.), as Buyer, and W.T.W. Oil Company, Inc & US Resources Development Corporation, as Seller.

3. That certain recorded Assignment and Bill of Sale dated June 23, 2003 by and between Berry Petroleum Company, as Seller, and Evergreen Resources, Inc., as Buyer

That certain unrecorded Data Exchange Agreement dated July 16, 2003 by and between Berry Petroleum Company and Evergreen Resources, Inc.

4. That certain recorded Assignment and Bill of Sale dated August 8, 2003, but effective as of September 1, 2003 by and between BTA Oil Producers, as Seller and Evergreen Resources, Inc., as Buyer

5. That certain unrecorded Purchase of Leasehold letter dated September 30, 2002 by and between Chandler Energy, LLC, Star Exploration, Inc., Meany Land and Exploration, Inc., and O'Neal Resources Corporation.

6. That certain recorded Purchase and Sale Agreement dated October 11, 2002, by and between O'Neal Resources Inc. (as representative for Evergreen Resources, Inc.) and El Paso Production Company.

7. That certain recorded Assignment of Oil and Gas Leases dated March 4, 2003, by and between O'Neal Resources Corporation and Evergreen Resources, Inc.

8. That certain recorded Assignment of Oil and Gas Leases and Related Interests dated September 16, 2003 by and between Wolverine Gas and Oil Corporation and Evergreen Resources, Inc.

9. Numerous Surface Use Agreements pertaining to the Leases

END OF EXHIBIT "G"

EXHIBIT H

LITIGATION

[None.]

EXHIBIT I

CONSENTS AND GOVERNMENTAL APPROVALS

EXHIBIT "I"

Attached to and made a part of that certain Purchase and Sale Agreement dated September 27, 2004, by and between Evergreen Resources, Inc., as Seller,

and Heartland Oil and Gas Corp., as Buyer.

ARTICLE 2 - CONSENTS AND GOVERNMENTAL APPROVALS

1. That certain unrecorded and undated Lease Agreement by and between Gelco Corporation, doing business as GE Capital Fleet Services and Evergreen Resources, Inc.

2. That certain unrecorded Lease Agreement dated November 1, 2003, by and between Underwood Equipment, Inc., as Landlord and Evergreen Resources, Inc., as Tenant.

3. That certain unrecorded Consent to Assign letter dated September 21, 2004 by and between Underwood Equipment, Inc., as Landlord and Evergreen Resources, Inc., as Tenant.

END OF EXHIBIT "I"

EXHIBIT J

NON-FOREIGN AFFIDAVIT

Exemption from Withholding of Tax For
Dispositions of U.S. Real Property Interests

Article 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform HEARTLAND OIL AND GAS CORP. that withholding of tax is not required upon the disposition of a U.S. real property interest by Evergreen Resources, Inc., the undersigned hereby certifies the following:

1. Evergreen Resources, Inc., is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate for purposes of U.S. income taxation;

2. Evergreen Resources, Inc.'s taxpayer identifying number is __________________; and

3. Evergreen Resources, Inc.'s home or office address is 1401 17th Street, Suite 1200, Denver, Colorado 80202.

Evergreen Resources, Inc., understands that this certification may be disclosed to the Internal Revenue Service by Heartland Oil and Gas Corp., and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare I have authority to sign this document.

EVERGREEN RESOURCES, INC.

By: _________________________
Name: _________________________
Title: _________________________

STATE OF COLORADO §

§

COUNTY OF DENVER §

The foregoing instrument was acknowledged before me this _______ day of ___________________, 2004, by ________________________ as the ______________ of and on behalf of Evergreen Resources, Inc., a Colorado corporation.

My commission expires:

____________________________________
Signature

____________________________________
Name (Printed, Typed or Stamped)
Notary Public in and for the
State of Colorado

EXHIBIT K

SELLER'S COUNSEL OPINION
[Barry W. Spector, Esq.]

September [24], 2004

Heartland Oil & Gas Corp.
200 Burrard Street, Suite 1925
Vancouver, British Columbia V6C 3L6

Gentlemen:

I have acted as special counsel to Evergreen Resources, Inc. (herein, sometimes, the "Company"), in connection with that certain Purchase and Sale Agreement dated September __, 2004, between Evergreen Resources, Inc., as Seller, and Heartland Oil & Gas Corp., as Buyer (the "Agreement"). The opinions expressed herein are being furnished to you pursuant to Section 14.2(d) of the Agreement. Terms which are capitalized but not defined herein shall have the meanings assigned them in the Agreement.

In connection with this opinion, I have examined originals or copies of such company records of the Company, certificates or other communications of public officials, certificates of officers of the Company, the Agreement and Transaction Documents, and such other documents as I have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, I have, to the extent I deemed appropriate, relied on certificates of officers of the Company, certificates and other communications of public officials and on the factual representations of the Company contained in the Agreement. I have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies, the due authorization, execution and delivery by the parties thereto, other than the Company, of all documents examined by me, the legal capacity and authority of each individual who signed any of those documents, and that all such documents constitute legal, valid and binding obligations of the parties thereto, other than the Company, enforceable against such parties in accordance with their terms.

Based upon the foregoing and upon the qualifications and limitations set forth below, and having regard for such legal considerations as I deem relevant, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Colorado and has all requisite corporate power and authority to own and operate the Properties as currently being operated, to execute and deliver the Agreement and the Transaction Documents, and to consummate the transactions contemplated thereby.

2. The execution, delivery and consummation of the Agreement and the Transaction Documents and the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company.

3. The Agreement and Transaction Documents have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company. If the Agreement and Transaction Documents were governed by Colorado law, they would be enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4. The execution and delivery of the Agreement and Transaction Documents by the Company does not, the fulfillment and compliance with the terms and conditions of the Agreement and Transaction Documents, and the consummation of the transactions contemplated therein will not:

a) conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Company; or

b) violate any provision of , or require any filing, consent or approval under any Law applicable to or binding upon the Company (other than filings, consents or approvals that are customarily made or obtained following closing).

The opinions expressed herein are limited exclusively to the laws of the State of Colorado, and the laws of the United States of America.

The opinions expressed in this letter are strictly limited to the matters stated herein, and no other opinions may be implied. These opinions are provided as a legal opinion only, effective as of the date of this letter, and not as representations of fact. I expressly disavow any obligation to advise you with respect to future changes in law or in my knowledge or as to any event or change of condition occurring subsequent to the date of this letter.

Except as provided in this paragraph, the opinions expressed herein are furnished to you for your sole benefit in connection with the transactions contemplated by the Agreement. Without my prior written consent, my opinions herein may not be (i) relied on by you in connection with any matter other than the transactions contemplated by the Agreement and Transaction Documents, or (ii) relied on by any other person in connection with any matter or in any manner whatsoever. Notwithstanding the foregoing, the opinions expressed herein may be relied on by __________________ ("Lenders"), to the same extent as though this letter was addressed to Lenders.

Very truly yours,

Barry W. Spector

EXHIBIT L

Attached to and made a part of that certain Purchase and Sale Agreement dated September 27, 2004, by and between Evergreen Resources, Inc., as Seller,

and Heartland Oil and Gas Corp., as Buyer.

ARTICLE 2 Water Trucks

Evergreen Resources, Inc will cause Evergreen Well Services, Inc to convey the following water trucks:

Description	Asset #	VIN #
2004 International 5600I
Water Truck - Rush Mfg.	85.9537	1HTXHAST64J015173
2004 International 5600I
Water Truck - Rush Mfg.	85.9539	1HTXHAST64J015175

END OF EXHIBIT "L"